                                                                   EXHIBIT 10.12

                               SYSTEM AGREEMENT

THIS AGREEMENT is made as of the 27 day of January, 1999.

BETWEEN:

        SYSTEMS XCELLENCE USA, INC.
        900 Jackson Street
        Suite 600
        Dallas, Texas
        U.S.A. 75202
        Telephone: (972) 529-1644         Fax: (972) 529-1645

        (hereinafter referred to as "Supplier")

                                                               OF THE FIRST PART

                         and

        PROVANTAGE, INC.
        13555 Bishops Court, Suite 201
        P.O. Box 846
        Brookfield, WI 53008-0846
        Telephone: (414) 641-3909         Fax: (414) 641-3770

        (hereinafter referred to as "Customer")

                                                              OF THE SECOND PART

     IN CONSIDERATION of the mutual covenants and promises hereinafter contained, the parties hereto agree as follows:

                             PART I - DEFINITIONS

1.   INTERPRETATION

1.1  In this Agreement the terms below are defined as follows:

(a) "Agreement" means this Master Agreement, the Proposal from Supplier dated November 20, 1998 (other than the provisions entitled "Staffing Requirements", "Environment" and "Project Plan"), each Addendum that is executed by authorized representatives of the Parties and attached hereto, and all Schedules and other documents expressly incorporated by reference in this Master Agreement or any such Addendum. "Agreement" also includes any amendments to the foregoing documents agreed to in writing by authorized representatives of the Parties.

(b) "Business Days" means days other than Saturday, Sunday or holidays at the location in which the Supplier's principal office is located, as set forth on the first page of this Agreement.

(c) "Deficiency" means any material non-conformity of the Programs to the Software Specifications, but does not include any non-conformity caused by:

     (i)    any operator error or neglect, misuse or abuse of the System;

     (ii) any deficiency of the Designated Machine or of any software or equipment with which the Programs are used; or

     (iii) the use of the programs on computer equipment other than the Designated Machine.

            "Deficiencies" refers to more than one (1) Deficiency.

(d) "Designated Machine" means the computer hardware and operating system software on which the Programs may be used, as described by type and model number set forth in any Software Addendum executed by the Parties hereunder.

(e)  "Documentation" means the Software Documentation.

(f) "Master Agreement" means the Articles of this document entitled "System Agreement".

(9) "Operating Site" means the address at which the Programs are installed in the Designated Machine for use by Customer, as set forth in the Software Addendum.

(h)  "Parties" means Supplier and Customer.

(i) "Professional Services" means the various services to be provided by Supplier to Customer, as set forth in any Professional Services Addendum executed by the Parties from time to time, which shall be in the form attached hereto as Addendum "B".

(j) "Programs" means the computer programs to be provided by Supplier to Customer, as set forth in any Software Addendum executed by the Parties from time to time, which shall be in the form attached hereto as Addendum "A". "Programs" also means any new versions, releases, modifications or enhancements to such computer programs.

(k) "Software Documentation" means the Software Specifications, and any user's manual or other documentation delivered by Supplier to Customer with the Programs pursuant to any Software Addendum, as deemed appropriate by Supplier, together with all revisions, modifications or enhancements to such documentation.

(l) "Software Materials" means the Programs and the Software Documentation, collectively.

(m) "Software Support Services" means the services relating to the maintenance and support of the Programs to be provided by Supplier to Customer, as set forth in any Software Support Addendum executed by the Parties from time to time, which shall be in the form attached hereto as Addendum "C".

(n) "Software Specifications" means any documentation describing the features and functionality of the Programs provided by Supplier to Customer pursuant to any Software Addendum, and all revisions, enhancements and modifications to the same provided by Supplier to Customer from time to time.

(o) "Transaction" shall mean the acceptance by the applicable Programs of a valid single NCPDP pharmacy transaction involving a pharmacy claim or reversal. If the Programs are used for other purposes in the future, the parties will agree in advance on the meaning of a "Transaction" with respect to such other uses. A transaction that does not pass the Transaction Conformance Check by the Program will not be considered as a Transaction.

(p) "Transaction Conformance Check" means the check that is performed on the data stream received at the communications port(s) before allowing entrance into the PBM complex for further processing. This check will reject transactions that are incorrect in structure or length.

1.2 This Master Agreement sets out the general terms and conditions governing the provision by Supplier to Customer of any items of Software, Professional Services and Software Support Services. The specific items of Software, Professional Services and Software Support Services to be provided by Supplier to Customer, and any additional terms and conditions governing the provision of such items, shall be as set forth in the applicable Addendum which may be executed by the Parties from time to time. Each Addendum, when executed by the Parties, shall form an integral part of this Agreement and shall be binding on the Parties.

               Addendum "A"     -     Software Addendum
               Addendum "B"     -     Professional Services Addendum
               Addendum "C"     -     Software Support Addendum

                       PART II - SOFTWARE LICENSE TERMS

2.   LICENSE TERMS

2.1 Supplier hereby grants to Customer, and Customer accepts, a non-transferable and non-exclusive perpetual license to use the Software Materials in the United States of America in accordance with the terms of this Agreement. Customer shall be entitled to use the Programs on a site license basis only for production, development, testing and fail-over purposes solely in connection with its internal business. Customer is prohibited from distributing or transferring possession of the Software Materials to any other person. Customer shall be entitled to use the Software Documentation in support of its use of the Programs. Customer acknowledges and Supplier warrants that, subject to its right to use the Software Materials in accordance with the provisions of this Agreement, Supplier or its third party suppliers own all title, copyright, trade-mark, trade secret, patent, and other rights in the Software Materials.

2.2 Customer shall be entitled to make a single copy of the Programs solely for purposes of off-site storage for backup purposes. Except for the foregoing, Customer shall not copy, or permit any other person to copy, the Programs.

2.3 Except as expressly permitted by Supplier (which permission may be withheld at Supplier's discretion), Customer shall not copy, nor permit any other person to copy, the Software Documentation.

2.4 Customer may only change the Operating Site with Supplier's prior written consent, which consent shall not be unreasonably withheld.

2.5 Customer shall not alter or remove any trade-marks or any trade-mark, copyright, or other notices from any portion of the Software Materials. Customer shall include facsimiles of all such notices and trade-marks on any copy of the Programs made by Customer as permitted under this Agreement, and if Supplier consents to the copying of the Software Documentation, on all copies of such Documentation.

2.6 Customer shall not, nor permit any other person to, modify, adapt, disassemble, decompile, or reverse engineer the Programs, or modify or adapt any of the Software Documentation. Customer shall be permitted to copy reasonable extracts from the Software Documentation to be incorporated in Customer's requirements, design and user manuals to be used solely for Customer's internal purposes.

2.7 The license granted hereunder entitles Customer to use the Programs on a site license basis for production, development, testing and fail-over purposes on Designated Machines of the model and type described in the Software Addendum, having the serial number therein set forth. Customer may transfer the Programs to be used for production, development, testing and fail-over purposes to another computer(s) of the same model and type as that set forth in the Software Addendum, whereupon such other computer(s) shall become the Designated Machine.

2.8 The warranties set forth in Article 9 apply only in respect of Customer's use of the Programs on the original Designated Machine and Customer acknowledges that Supplier makes no representation or warranty that the Programs will be capable of being used on any computer other than the original Designated Machine.

3.   LICENSE FEES

3.1 Customer agrees to pay to Supplier the license fee specified in the Software Addendum (the "License Fee") for the rights to use the Software Materials granted under this Agreement. The License Fee shall be payable in accordance with the payment schedule set forth in the Software Addendum (the "Software Payment Schedules").

3.2 Supplier shall not be responsible to provide any services for the implementation, installation, testing or support of the Programs, or related in any other manner to the Software Materials, unless Supplier has agreed to provide such services in accordance with the Professional Services Addendum or the Software Support Addendum. With respect to any such services, Customer shall pay Supplier the applicable fees set forth in the Professional Services Addendum or the Software Support Addendum.

4.   DELIVERY AND INSTALLATION OF PROGRAMS

4.1 At its expense, Supplier shall deliver the Software Materials to the Operating Site on or before the date scheduled for delivery, as set forth in the Software Addendum.

4.2 As indicated in the Software Addendum, Supplier is responsible for installation and all services relating thereto shall be provided pursuant to the Professional Services Addendum. If Supplier provides Customer with services for the installation of the Programs, the Installation Date shall be the date on which Supplier notifies Customer in writing that the Programs are operational on the Designated Machine.

4.3 Customer shall make the Operating Site and the Designated Machine available to permit the delivery and installation of the Programs. Customer shall be responsible for ensuring that the Operating Site and the Designated Machine meet all requirements set forth in any applicable Documentation and in any documentation provided by the supplier of the Designated Machine, as may be required for the proper use and operation of the Programs on the Designated Machine.

5.   TESTING AND SUPPORT

5.1 For a period commencing on the Installation Date and continuing until the earlier of:

     (i) the expiry of three hundred sixty-five (365) days following the Installation Date; or

     (ii) the expiry of one hundred eighty (180) days following the processing of the first Transaction upon commencement in production use of the Programs,

     Customer shall be entitled to use the Programs for purposes of determining whether the Programs contain any Deficiencies. Unless Customer provides written notice to Supplier of any Deficiencies prior to the expiration of such period, the Programs shall be deemed to be free of any Deficiencies.

5.2 Upon receipt by Supplier, within the period referred to in section 5.1 above, of any notice of Deficiencies, Supplier shall correct the Deficiencies as soon as reasonably practicable. Customer shall review all corrections and modifications to the Programs made by Supplier, and if any Deficiencies remain in the Software, Supplier shall correct the same during the period referred to in section 5.1 above.

5.3 Customer acknowledges that the Programs may contain minor errors and deficiencies which are not corrected during the period referred to in section 5.1 above, but Supplier shall use reasonable efforts to correct such errors or deficiencies as part of the Software Support Services to be provided pursuant to the Software Support Addendum.

5.4 Customer acknowledges that any use to be made of the Programs pursuant to this Article 5 shall be solely for purposes of determining whether the Programs comply with the Specifications and shall not be for purposes of determining whether the Programs meet any additional requirements of Customer (including any requirements of compatibility with other products or performance standards of the Programs when used alone or with any other products).

5.5 In the case of any dispute between the parties as to whether the Programs contain any Deficiencies, or whether any Deficiencies have been corrected by Supplier, such dispute shall be resolved in accordance with section 15.9 below.

                       PART III - PROFESSIONAL SERVICES

6.   PROFESSIONAL SERVICES

6.1 Supplier shall provide to Customer, and Customer shall procure from Supplier, the professional services (the "Professional Services") described in the Professional Services Addendum, upon the terms and conditions contained in this Part III.

6.2 Customer shall provide such cooperation, information and assistance as may be reasonably requested by Supplier to enable Supplier to perform the Professional Services, and in particular, shall provide the items referred to in the Professional Services Addendum.

6.3 Provided Supplier adequately performs the Professional Services, Customer shall pay to Supplier the charges set forth in the Professional Services Addendum at the times and in the manner set forth in the Payment Schedule which is incorporated in and forms part of the Professional Services Addendum.

6.4 Any services which have been requested in writing by Customer and which Supplier is willing and able to provide, and which are not specifically described in the Professional Services Addendum, will be initially estimated for Customer, performed by Supplier and invoiced by Supplier, at its then prevailing time and materials rates. Any such additional services shall be deemed to form part of the Professional Services and shall be governed by the terms and conditions of this Agreement.

6.5 Supplier shall perform its obligations under the Professional Services Addendum using qualified personnel of its choice. All Supplier personnel shall remain under the supervision, management and control of Supplier. Customer acknowledges that such personnel may provide similar services to other customers of Supplier.

                          PART IV - SOFTWARE SUPPORT

7.   SOFTWARE SUPPORT SERVICES

7.1 Supplier shall provide to Customer the various services (collectively the "Software Support Services") set forth in the Software Support Addendum on the terms and conditions set forth in such Schedule and in respect of the items of Programs described in such Addendum (hereinafter referred to in this Article 7 as the "Supported Programs").

7.2 Customer acknowledges that the Software Support Services shall be performed either by Supplier or by such other person to whom Supplier may subcontract the performance of such tasks.

7.3 Customer acknowledges that the Support Fee (as hereinafter defined) does not entitle Customer to receive any services in respect of any matters set forth under the heading "Exclusions" in the Maintenance Program described in the Software Support Addendum (the "Maintenance Program") or any matters which are provided by Supplier at any extra charge, as set forth in the Maintenance Program. If Customer requests, and Supplier is willing and able to provide, services in respect of any such matters, Supplier will estimate the charge for the services and upon approval by the Customer, Supplier shall perform such services and, Customer shall pay Supplier at its standard hourly rates for all such services.

7.4 Customer shall provide, at its expense, a data line and terminal, and make arrangements as may be necessary to enable Supplier to establish terminal and file transfer access with Customer's Designated Machine in connection with the provision of the Software Support Services hereunder. Supplier will work with Customer to install access equipment with the intent of not compromising Customer's security.

7.5 Customer shall gather all necessary information and data in sufficient quantities to provide adequate testing of the Software in a manner and format and at such times as Supplier may reasonably request in connection with carrying out the Software Support Services.

7.6 Customer shall make all reasonably necessary arrangements to enable Supplier to obtain access to the Designated Machine to permit Supplier to provide the Software Support Services.

7.7 Customer shall provide a written copy of the identical command sequence demonstrating any failure in the Supported Programs if requested by Supplier.

7.8 Software Support Services will be provided only during the hours set forth in the Maintenance Program.

7.9 Each party shall designate at least one (1) employee or agent who shall serve as the contact and who will be responsible for handling all technical and maintenance communications between Customer and Supplier. The contact shall be reasonably available for consultation at any time that Supplier is providing Software Support Services or other services under this Agreement. Both parties shall follow the procedures set forth in the Maintenance Program with respect to all requests for Software Support Services or other services made by Customer.

7.10 Customer shall pay to Supplier the monthly support fee set forth in the Software Support Addendum for the Software Support Services (the "Support Fee"). The Support Fee shall be payable quarterly in advance.

                     PART V - GENERAL TERMS AND CONDITIONS

8.   PRICES AND PAYMENT

8.1 All invoices issued in accordance with the Payment Schedule with respect to any Addendum are due and payable upon receipt. If the Customer fails to pay any charges within forty five (45) days of receipt of invoice, then the Customer agrees to pay a late it payment charge of eighteen percent (18%) per annum on the past due balance or the maximum amount permitted by law.

8.2 In addition to any amounts set forth in the Payment Schedule for any Addendum, Customer shall reimburse Supplier for ail reasonable travel, accommodation and other expenses incurred by Supplier in the course of performing its obligations under this Agreement and approved in advance by Customer.

8.3 Customer is responsible for all sales, goods and services, use, excise or other taxes, tariffs, duties or assessments, including interest and penalties, levied or imposed at any time by any governmental authority arising from or related to any transactions under the net this Agreement, including any Addendum, other than any taxes based on the net income of the Supplier. If Supplier is required to collect any of the foregoing taxes, tariffs, duties or assessments, Supplier shall add the same to any invoices and Customer shall immediately pay the same to Supplier. If Customer is required under any applicable law to deduct from the amounts to be paid to Supplier pursuant to this Agreement any amount on account of withholding taxes or any other taxes or levies of any kind, Customer shall pay all such additional amounts so that the net amounts received by Supplier are the amounts specified herein.

9.   WARRANTY

9.1 Supplier and Customer represent and warrant to each other that neither the execution of this Agreement nor the performance of its obligations hereunder will breach or result in any default under its Articles, by-laws, or other organization documents, or under any agreement or other legally binding instrument, license or permit to which it is a party or by which it may be bound.

9.2 Supplier warrants that it has the right to grant to Customer the right and license to use the Software Materials set forth herein.

9.3 Supplier warrants that as of the Installation Date of the Programs, as determined pursuant to Article 4 above, and continuing for the period set forth in section 5.1 above, the Programs shall be free of any Deficiencies. Supplier's sole liability and obligation in respect of such warranty shall be to correct the Deficiencies in accordance with the provisions of Article 5 above, failing which Customer shall be entitled at its option to terminate this Agreement in accordance with the provisions of Article 14 below, and/or to recover damages against Supplier, subject to the provisions of Article 10 below.

9.4 Supplier warrants that the Professional Services and the Software Support Services shall be provided by skilled personnel and shall be performed with due care in accordance with industry standards. Supplier's sole liability and obligation in respect of such warranty shall be to re-perform any services for which Supplier has been in breach of such warranty, provided that Supplier has received notice of such breach within ninety (90) days of the occurrence, failing which Customer shall be entitled to receive a refund of any fees paid in respect of any services for which Supplier is in default.

10.  LIABILITY

10.1 Subject to Customer's obligations to pay to Supplier all amounts due and owing hereunder, in no event shall either party, or its employees, agents, suppliers or subcontractors, be liable for any loss of profits, or any special, indirect, incidental, or consequential damages hereunder, whether arising in contract (including fundamental breach), tort (including negligence) or otherwise with respect to any claim arising out of or in connection with this Agreement. Each party (the "indemnifying party") further agrees that the other party and its employees, agents, suppliers or subcontractors (collectively the "indemnified party") will not be liable for any claim against the indemnifying party made by any third party (except for any claim arising from the negligence or willful misconduct of the indemnified party).

10.2 Each of the parties agrees that the other party's liability for any claims made in connection with this Agreement, whether arising in contract (including fundamental breach), tort (including negligence) or otherwise, shall be limited to such direct money damages as are actually incurred by the injured party and shall not in the aggregate exceed the amounts paid or payable by Customer to Supplier under the terms of this Agreement on account of the License Fees for the Programs and the Software Support Fees.

10.3 The express warranties contained in this Agreement by Supplier are in lieu of, and Supplier expressly disclaims, any and all other representations, warranties or conditions with respect to the subject matter hereof, whether express or implied, past or present, including without limitation, any implied warranties or conditions of merchantability or fitness for a particular purpose, or of quality, productiveness or accuracy.

11.  INDEMNIFICATION

11.1 Subject to section 11.2 hereof, Supplier will defend any claims that the Software Materials in the form supplied by Supplier infringes any third party's copyright or patent rights or other intellectual property rights enforceable in the United States of America, and will indemnify Customer against any loss, costs or expenses (including attorney's fees), and damages awarded or settlement entered into, in connection with any such claim, provided Customer gives Supplier reasonable written notice and control of the defense of any such claim and does not settle any such claim without Supplier's consent, and provided further that Customer cooperates with Supplier in the defense of any such claim.

11.2 If Customer is enjoined by an order of a court of competent jurisdiction from using the Software Materials, Supplier at its option and expense, shall do one of the following: (1) procure for Customer the right to continue using the software.

     Materials; or (2) replace or modify the Software Materials so that they become non-infringing.

11.3 Sections 11.1 and 11.2 above set forth Supplier's sole obligation, and Customer's sole remedy, for any claim for infringement of any third person's proprietary or other rights. Supplier's obligations hereunder with respect to infringement of any third party's rights shall not apply where such claims arise from any alteration made to the Software Materials by any person other than Supplier, or from the use of the Software Materials on any computer other than the Designated Machine or in combination with software or hardware not supplied by Supplier, if such claim would not have arisen except for such alteration, use or combination.

12.  CONFIDENTIALITY

12.1 Customer acknowledges that:

     (a) the Software Materials embody substantial creative efforts, and contain confidential information, ideas and expressions; and

     (b) all proprietary rights, including all intellectual property rights, in the Software Materials belong exclusively to Supplier.

12.2 Disclosure of, and access to, the Software Materials by Customer's employees and consultants is permitted on a need to know basis for purposes consistent with the use of the Software Materials as permitted under this Agreement. Customer agrees to take all necessary steps to ensure that Customer's employees and consultants are prohibited from any unauthorized use, copying or disclosure of the Software Materials. Without limiting the foregoing, Customer shall cause any employees or consultants of Customer to whom any of the Software Materials are disclosed from time to time, to execute such agreements as may be reasonably required by Supplier to protect the proprietary rights of Supplier or any third party in the Software Materials.

12.3 Except as authorized hereunder, Customer shall not use or disclose or otherwise permit any entity any manner of access to the Software Materials. Customer agrees to take any and all actions, including legal action, which may be necessary or desirable to ensure the continued confidentiality and protection of the Software Materials and to prevent unauthorized access to, copying or use of the Software Materials by any entity.

12.4 Customer agrees to promptly notify Supplier, in writing, of the circumstances surrounding any unauthorized knowledge, possession, copying or use of the Software Materials which comes to Customer's attention.

12.5 Customer acknowledges that any unauthorized use, copying or disclosure of the Software Materials may diminish substantially the value to Supplier or to its suppliers of the copyright, proprietary rights, and/or trade secret interests that are embodied in the Software Materials. If Customer breaches any of its obligations with respect to limited use or confidentiality of the Software Materials, Supplier will be entitled to all remedies available at law or in equity to protect such party's interests therein, including, but not limited to, injunctive relief as well as money damages.

12.6 The obligations of this Article 12 shall not apply to restrict the disclosure by Customer of any confidential information contained in the Software Materials which Customer can demonstrate:

     (a) is or becomes available to the public through no breach of this Agreement;

     (b) was previously known by Customer without any obligation to hold it in confidence;

     (c) is received from a third party free to disclose such information without restriction;

     (d) is independently developed by Customer without the use of confidential information of Supplier;

     (e) is approved for release by written authorization of Supplier, but only to the extent of and subject to such conditions as may be imposed in such written authorization;

     (f) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or

     (g) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that Customer shall first notify Supplier of the order and permit Supplier to seek an appropriate protective order.

12.7 (a) Supplier acknowledges that Customer may provide Supplier with, or Supplier may obtain access to, certain confidential information concerning Customer's clients, members, finances, operations, products and services ("Customer Confidential Information").

     (b) Disclosure of and access to the Customer Confidential Information by Supplier's employees and consultants is permitted on a need to know basis for purposes consistent with the performance by Supplier of its obligations and the exercise by Supplier of its rights under this Agreement. Supplier agrees to take all necessary steps to ensure that Supplier's employees and consultants are prohibited from any unauthorized use, copying or disclosure of the Customer Confidential Information. Without limiting the foregoing, Supplier shall cause any employees or consultants of Supplier to whom any of the Customer Confidential Information is disclosed from time to time, to execute such agreements as may be reasonably required by Customer to protect the proprietary rights of Customer or any third party in the Customer Confidential Information.

     (c) Except as authorized by Customer, Supplier shall not use or disclose or otherwise permit any entity any manner of access to the Customer Confidential Information. Supplier agrees to take any and all actions, including legal action, which may be necessary or desirable to ensure the continued confidentiality and protection of the Customer Confidential Information and to prevent unauthorized access to, copying or use of the Customer Confidential Information by any entity.

     (d) Supplier agrees to promptly notify Customer in writing of the circumstances surrounding any unauthorized knowledge, possession, copying or use of the Customer Confidential Information which comes to Supplier's attention.

     (e) Supplier acknowledges that any unauthorized use, copying or disclosure of the Customer Confidential Information may diminish substantially the value to Customer or to its suppliers of the copyright, proprietary rights, and/or trade secret interests that are embodied in the Customer Confidential Information. If Supplier breaches any of its obligations with respect to limited use or confidentiality of the Customer Confidential Information, Customer will be entitled, to all remedies available at law or in equity to protect such party's interests therein, including but not limited to injunctive relief as well as money damages.

     (f) The obligations of Supplier under this section 12.7 shall not restrict the disclosure by Supplier of any confidential information contained in the Customer Confidential Information which Supplier can demonstrate:

         (i) is or becomes available to the public through no breach of this Agreement;

         (ii) was previously known by Supplier without any obligation to hold it in confidence;

         (iii) is received from a third party free to disclose such information without restriction;

         (iv) is independently developed by Supplier without the use of confidential information of Customer;

         (v) is approved for release by written authorization of Customer, but only to the extent of and subject to such conditions as may be imposed in such written authorization;

         (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or

        (vii) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order; p . provided however, that Supplier shall first notify Customer of the order and permit Customer to seek an appropriate protective order.

12.8 The provisions of this Article 12 hereof shall survive the termination of this Agreement.

13.  INTELLECTUAL AND INDUSTRIAL PROPERTY

13.1 Except as agreed to by the parties for Unique/Custom Requests, Customer acknowledges that any invention, discovery or improvement involving ideas, designs, methods or techniques, including computer techniques, conceived by Supplier's personnel in connection with this Agreement shall belong to Supplier. Customer shall have a non-exclusive, non-transferable license to use any such inventions, discoveries and improvements which are incorporated into any deliverables provided to Customer under this Agreement, and the same shall be deemed to form part of the Software Materials and Supplier's Confidential Information for purposes of this Agreement.

13.2 Customer acknowledges that Supplier retains the exclusive ownership of all know-how, technical development tools, programs, concepts and materials relating thereto (the "Supplier Tools") used in the provision of any of the Professional Services or Software Support Services hereunder. Customer acknowledges that the Supplier Tools constitute confidential, valuable proprietary information and trade secrets of Supplier, and shall be deemed to form part of Supplier's Confidential Information for purposes of this Agreement. Customer agrees not to use, copy, disclose or otherwise make available to any other person any Supplier Tools which may come into its possession, knowledge or control, and shall take all necessary actions by agreement, instruction or otherwise in order to prevent any unauthorized disclosure, copying or use by any other person of the Supplier Tools. Upon the termination of this Agreement for any reason, Customer shall immediately return to Supplier all Supplier Tools in its possession or control and shall within ten (10) days of termination certify in writing to Supplier that it has returned the Supplier Tools to Supplier.

13.3 If Customer requests Supplier to develop certain custom product features which are unique to Customer and for which Customer pays Supplier the full costs of any custom development work, Supplier shall not utilize the same as part of any product licensed to any other customer, except on such terms as are mutually agreed by Supplier and Customer. Customer shall notify Supplier prior to the commencement of any custom software development that such development work is to be carried out in accordance with the provisions of this section 13.3, and the parties shall agree on the terms and conditions concerning such development, including any rights of either party to market or license the deliverables to any third party.

14.  TERMINATION

14.1 Either party may terminate this Agreement by notice to the other party, effective immediately:

     (a) if the other party becomes insolvent or voluntarily or involuntarily bankrupt; if an involuntary petition in bankruptcy against the other party is not dismissed within ninety (90) calendar days of filing; if a receiver, assignee or other liquidating officer is appointed for all or substantially all of the other party's business; if the other party makes an assignment for the benefit of creditors; or if the other party ceases to carry on business in the normal course; or

     (b) if the other party is in breach of any other provision of this Agreement which is not cured within sixty (60) days following notice from the non-defaulting party.

     In addition, at any time following the date on which Customer has made all payments to Supplier set forth in the Software Payment Schedule, Customer shall be entitled at its option to terminate this Agreement without cause on ninety (90) days' written notice to Supplier, provided that upon the exercise of such right of termination, Customer shall not be entitled to receive a refund of any amounts already paid to Supplier, and Customer shall remain obligated to make any payments due and owing to Supplier at any time up to the date of termination.

14.2 In the event of termination of this Agreement:

     (a) Customer will immediately discontinue all use of the Software Materials, provided, however, that so long as Customer is not at the relevant time in continuing breach of this Agreement, and as long as Customer continues to make all payments due and owing to Supplier, Customer shall be entitled at its option to continue to use the Software Materials and to receive Software Support Services for the Programs for a period of up to nine (9) months after the effective date of termination of this Agreement; and

     (b) within ten (10) days following the date on which Customer is no longer entitled to use the Software Materials, Customer will provide Supplier with written certification that Customer has:

          (i)    discontinued all use of the Software Materials; and

          (ii) returned to Supplier the copy of the Software Materials provided by Supplier; or

          (iii) destroyed or returned to Supplier all other copies of the Software Materials in Customer's possession or control, and

     (c) if such termination occurs as a result of any failure by Supplier to correct any Deficiencies within the period referred to in section 9.3 above, Customer shall not be obligated to make any further payment on account of the License Fee which is due and payable at any time after the date of termination; or

     (d) if such termination occurs at any time after the period referred to in paragraph 14.1(c) above as a result of any default by Supplier, Supplier shall refund to Customer a pro rata portion of the Support Fee paid in respect of Software Support Services to be provided after the date of termination.

14.3 Except as set forth in section 14.2 above, termination of this Agreement pursuant to paragraphs 14.1(a) or (b) above shall not affect Customer's obligation to pay the License Fee, the Support Fee or any other amounts payable at the date of termination under this Agreement. Termination of this Agreement shall not affect any right or remedy to which either party would otherwise be entitled as a result of the occurrence of the default giving rise to the termination of this Agreement.

15.  GENERAL

15.1 Except as expressly permitted hereunder, neither party shall assign this Agreement, or assign, transfer or sublicense the Software Materials or any rights therein granted under this Agreement, to any person or entity, in whole or in part, without the express written consent of the other party.

15.2 Should any provision of this Agreement be found to be invalid by a court of competent jurisdiction, that provision shall be deemed severed and the remainder of this Agreement shall remain in full force and effect.

15.3 The laws of the State of Wisconsin and the laws of the United States of America applicable therein shall govern as to the interpretation, validity and effect of this Agreement.

15.4 Any terms which by their nature are intended to survive the termination of this Agreement shall continue in full force and effect after termination, which terms shall include, but not be limited to, any terms dealing with confidentiality, limitation of liability, indemnification or proprietary rights.

15.5 This Agreement, including the provisions of the Proposal referred to in section 1.1 (a) above, all Addenda and Schedules, and the Confidentiality Agreement dated September 11, 1998, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. This Agreement may be changed only by written amendment signed by both parties.

15.6 No provision of this Agreement shall be deemed to be waived and no breach shall be deemed to be excused unless such waiver or consent is in writing and signed by the party said to have waived or consented. No consent by either party to, or waiver of, a breach of any provision by the other party shall constitute consent to, or waiver of, any different or subsequent breach.

15.7 Any notice, document or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if sent by prepaid mail, if delivered personally, or if sent by telex or facsimile transmission to the address of the other party specified on the face of this Agreement. Any such notice, if mailed, shall be deemed to have been given on the 5th business day following such mailing, or if delivered personally, or sent by telex or facsimile transmission, shall be deemed to be given on the first business day following such delivery or transmission, provided that in the event of a disruption in postal service any notice so mailed shall be deemed to have been delivered on the 5th business day following the resumption of regular postal service. Each of the parties hereto shall be entitled to specify a different address for purposes of this section only, by giving notice in accordance with the terms hereof.

15.8 Each of the parties is an independent contractor in relation to the other, and is not the other's agent, partner, franchisee, joint venture partner or employee and the parties may not represent themselves otherwise.

15.9 Any dispute or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules for the Conduct of Arbitration of the American Arbitration Association (the "Rules") in effect at the date of commencement of such arbitration, by three (3) arbitrators. If practicable, the arbitrator shall be appointed from a list of no more than ten (10) persons provided to the parties by the American Arbitration Association, but if the parties are unable to agree on an arbitrator within ten (10) days from the date on which either party requests the appointment of an arbitrator, either party may request the American Arbitration Association to appoint such person as soon as practicable. The arbitration will be final and binding. Each of the parties shall cooperate with the arbitrator and shall provide him with all information in their possession or under their control necessary or relevant to the matter being determined. The parties shall use their best efforts to cause any arbitration hearing that may be held hereunder to be completed as soon as practicable. The arbitrator shall be required to make his award as soon as possible, and if at all practicable, within five (5) days after the conclusion of the arbitration hearing. Disputes involving more than two (2) parties shall be settled by one (1) arbitration, as determined by the arbitration procedures adopted in this clause. Where by this clause any dispute or difference is to be referred to arbitration, the making of a final award.

       shall be a condition precedent to any right of action by either party against the other. Judgment upon an award, including any interim award, rendered by the arbitrator may be entered in any Court having jurisdiction thereof. The arbitrator may determine all questions of law and jurisdiction including questions as to whether the dispute is able to be arbitrated, and has the right to grant permanent and interim damages or injunctive relief, and shall have the discretion to award costs including reasonable legal fees, interest and costs of the arbitration.

15.10 The parties hereby confirm their express wish that this Agreement and all documents relating thereto be drawn up in English only.

15.11 This Agreement shall ensure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the respective parties hereto.

15.12 The insertion of headings herein and the division of this Agreement into sections are for convenience of reference only and shall not affect the interpretation thereof.

15.13 Neither party hereto shall be liable to the other party for any delay or failure to perform its obligations hereunder due to strikes, labour disputes, riots, storms, floods, explosions, acts of God, acts of any governmental authority, war or any other cause or causes which are beyond the reasonable control of such party. The parties hereto shall use their best efforts during the term of this Agreement to avoid or, if unavoidable, minimize the effects of any force majeure upon the performance of their respective obligations under this Agreement.

       IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

       SYSTEMS XCELLENCE USA, INC.          PROVANTAGE, INC.

       By:   /s/ [illegible]                By:    /s/ JEFFREY A. JONES
             ---------------------                 ------------------------
       Name: /s/ [illegible]                Name:  Jeffrey A. Jones
             ---------------------                 ------------------------
       Title: PRES/CEO                      Title: EVP & COO
             ---------------------                 ------------------------
       By:                                  By:    /s/ PETER J. BESTE
             ---------------------                 ------------------------
       Name:                                Name:  Peter J. Beste
             ---------------------                 ------------------------